Exhibit 99.1

NEOSE TO RAISE $43 MILLION THROUGH PRIVATE
PLACEMENT OF COMMON STOCK AND WARRANTS

HORSHAM, Pa., March 9, 2007 — Neose Technologies, Inc. (Nasdaq: NTEC) today announced that it has entered into a purchase agreement with certain institutional investors and investment funds affiliated with directors for the sale of 21,435,447 shares of its common stock and warrants to purchase 9,645,949 shares of its common stock, at a price of $2.02 per unit. The warrants have a term of five years and an exercise price of $1.96 per share. The transaction is being conducted through a placement agent and is expected to provide gross proceeds of approximately $43 million to the Company. The Company expects to use the proceeds to support its NE-180 development program, as well as other general corporate purposes. The transaction is expected to close on March 13, 2007.

The shares of common stock, the warrants and shares of common stock underlying the warrants offered by Neose in this transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement by May 15, 2007 for purposes of registering the shares of common stock and shares of common stock underlying the warrants acquired by these investors.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Neose Technologies, Inc.

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales of approximately $15 billion.

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Corporate Communications

(215) 315-9004

For more information, please visit http://www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2005, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.